SECURITIES LENDING AUTHORIZATION AGREEMENT

This Securities Lending Authorization Agreement (the “Agreement”) dated April 1st, 2025 is among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”). Reference to “a Lender” or “the Lender” refers to any Lender under this Agreement, severally and not jointly with any other Lender.

1.    SCOPE OF AUTHORITY. The Registrants appoint State Street, and State Street hereby accepts its appointment, as each Lender’s agent to lend its securities to borrowers (each, a “Borrower”) in accordance with the terms and conditions of this Agreement. State Street shall deliver to the Lenders a quarterly attestation letter as to compliance with the Lenders’ securities lending program requirements in a form mutually acceptable to both parties. State Street shall have the authority to do or cause to be done all acts that State Street determines to be appropriate or necessary to administer its securities lending program, including determining whether any loan of securities is made or terminated. The Registrants acknowledge that they have received and been provided the opportunity to read and ask questions on the content of the State Street Agency Securities Lending Program Description of Risks and Conflicts of Interest, as amended from time to time and made available to Registrants (the “Conflicts Disclosure”), in particular those sections relating to the way in which State Street (i) allocates loans among lending clients, (ii) earns revenue, and (iii) manages the securities lending program to optimize its own regulatory capital and liquidity position.

1.1.   Available Securities. State Street is authorized to lend all securities of the Lenders except those which the Lenders specifically identify to State Street in writing as not being available to be lent (“Available Securities”).

1.2.   Borrower Agreements. The Registrants each hereby authorize State Street to enter into, and amend, bespoke or market standard securities loan agreements governing loans between a Borrower and State Street, acting as agent on behalf of the Lender (each, a “Borrower Agreement”) upon such terms and conditions as State Street may, in its sole discretion, determine appropriate for its securities lending program, including terms that limit the rights of the Lender to declare an event of default (howsoever described) in respect of a Borrower in accordance with special resolution regime laws and regulations as described in the attached Exhibit A.

1.3.   Borrowers. The Registrants each hereby authorize State Street to effect loans of Available Securities with any entity on the list of approved Borrowers maintained by State Street, which shall not include a Borrower that is State Street or an affiliate of State Street (in each case, acting in a principal capacity), which list will be made available to the Lender upon request. State Street, as agent, shall be responsible for monitoring compliance by any Borrower with its obligations under the applicable Borrower Agreement.

1.4.   Agents. State Street is authorized to appoint agents (including its affiliates) to undertake any function that State Street itself is authorized to perform hereunder; including, but not limited to, implementing the Lender’s investment direction with respect to cash collateral received from Borrowers.

2.     LIFECYCLE OF A LOAN. Each Lender acknowledges that it is the counterparty to each loan and has principal responsibility under each loan. Each Lender authorizes State Street to negotiate and agree to the terms of each loan and to subsequently amend such terms as it deems appropriate, in each case in accordance with the terms of this Agreement.

2.1.   Minimum Spread. Each Lender instructs State Street to initiate new loans only if such new loans satisfy the minimum spread test set forth on Exhibit C hereto.

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2.2.   Termination of Loan. (a) The Lender can direct State Street to recall loans at any time. The Lender acknowledges that the return of a loan is governed by the relevant Borrower Agreement, which typically requires a Borrower to return loaned securities within the customary delivery period for such security. Borrowers are not required to return loaned securities immediately upon receipt of a recall notice from State Street. The Lender acknowledges that a Borrower may also return loaned securities at any time for any reason.

(b) The Lender acknowledges and agrees to the partial settlement processes set out in Exhibit E hereto.

2.3.   Central Securities Depository Regulation. The Lender and State Street hereby agree that (i) State Street (on a principal basis), shall be liable for any CSDR Cash Penalty Debits charged in connection with any CSDR Settlement Fail, and (ii) State Street (on a principal basis), is entitled to accept and retain any CSDR Cash Penalty Credits received in connection with any CSDR Settlement Fail.

3.    COLLATERAL. The Lender approves the forms of collateral listed on Schedule D as acceptable collateral to be delivered by Borrowers to secure their obligations with respect to outstanding loans. The Lender appoints State Street to receive and hold collateral (including investments purchased with cash collateral) on behalf of the Lender as bi-lateral collateral custodian. The Lender directs State Street to appoint one or more tri-party collateral custodians to receive and hold, on behalf of the Lender, any collateral that State Street does not hold bi-laterally. If the Lender approves equity or fixed income securities (i.e., non-cash) as collateral, State Street may hold such non-cash collateral in any manner that ensures a perfected security interest. Specifically, the Lender agrees that non-cash collateral may be provided by a Borrower in several ways: (i) the grant of a security interest in the collateral and with delivery of the collateral to State Street, acting as Lender’s agent; (ii) a transfer of full legal and beneficial title of the collateral to State Street, acting as Lender’s agent, either directly or through arrangements with tri-party collateral custodians; and/or (iii) the grant of a security interest over collateral held in an account in the name of the Borrower but subject to controls restricting the Borrower from removing collateral unless there is an excess.

3.1.    Investment of Cash Collateral. The Lender instructs State Street to invest cash collateral delivered by a Borrower (including money received with respect to the investment of the same, or upon the maturity, sale or liquidation of any such investments) in accordance with the directions on Schedule C. The Lender also authorizes and instructs State Street, at any time, to sell or otherwise liquidate investments made with cash collateral to satisfy any cash collateral return obligations owed to a Borrower under a Borrower Agreement. If the investments made with cash collateral decline in value such that there is an insufficient amount of cash collateral to return to a Borrower following the liquidation of such investments on termination of the relevant loan, the Lender, as the principal counterparty to the Borrower on all loans, is solely responsible for paying such cash shortfall to the Borrower.

3.2.    Rights to Collateral. (a) The Lender agrees and acknowledges that neither it nor any of its agents may access or withdraw any collateral obtained for the account or benefit of the Lender or any of the investments acquired with cash collateral received for the account of the Lender under this Agreement. Any request by the Lender to access or withdraw any collateral or investments acquired with cash collateral shall be treated as a request to terminate the relevant loan. In consideration for the indemnity provided by State Street in Section 5, the Lender further agrees that following the exercise by State Street of its right to terminate and close out all loans following an event of default (however so defined) by a Borrower under the relevant Borrower Agreement (each, a “Default”), the Lender relinquishes any and all of its rights to receive any excess collateral (including any proceeds thereof) and authorizes State Street to either (i) apply any such excess collateral to set off or decrease any other liability owed by such Borrower to other clients in the securities lending program offered by State Street, in such manner as it deems appropriate under applicable law, and/or (ii) at such time as no such other liability exists or remains, return any remaining excess collateral to such Borrower.

(b)    Where Relevant Collateral is held by State Street (directly or indirectly) on behalf of the Lender, the Lender: (i) acknowledges and agrees that State Street will respond to any shareholder identification requests received in connection with SRD II as required by law and identify the Lender as the shareholder of

Relevant Collateral on the applicable record date; (ii) instructs State Street to deliver, and/or direct that the applicable custodian deliver, all information relating to Relevant Collateral to the Borrower (or, if the Relevant Collateral was provided by the Borrower exercising a right of re-use, the original collateral provider determined by the tri-party collateral custodian); and (iii) agrees, where entitled to exercise any rights (including, without limitation, any voting rights) as shareholder, it shall not instruct State Street to facilitate the exercise of such rights in respect of Relevant Collateral.

4.     STANDARD OF CARE. State Street shall exercise that degree of care, skill and diligence in the performance of its duties hereunder that would reasonably and ordinarily be expected from a bank generally in the performance of its duties, under the same or similar circumstances, arising from acting as agent for clients in securities lending and repurchase transactions.

4.1.   Liability of State Street; Indemnification. Subject to the limitations contained in Section 4.2 of this Agreement, State Street agrees to indemnify and hold harmless each Lender from and against direct damages, losses, costs and fees incurred by the Lender that result from State Street’s gross negligence, willful misconduct or fraud performing its duties hereunder.

4.2.   Limitation of Liability.

(a) Notwithstanding anything else to the contrary herein, State Street shall not be liable to the Lender for any indirect, incidental, consequential, special, speculative or punitive losses, including, without limitation, loss of opportunity, loss of anticipated profits or savings or loss of goodwill or reputation, regardless of the form of action and regardless of whether State Street has been advised of the possibility of such losses, except to the extent resulting from any act of fraud of State Street or to the extent such losses cannot be waived or disclaimed as a matter of applicable law.

(b) This Agreement shall be deemed to create a separate agreement for each Lender to the same extent as though each such Lender had separately executed an identical agreement. Any reference to a Lender in this Agreement shall be deemed to refer solely and exclusively to a particular Lender to which a given lending transaction under this Agreement relates. The rights and obligations of each Lender pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Lender pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Lender constitute a right, obligation or remedy applicable to any other Lender.

4.3.   Agents. State Street shall be responsible for the acts and omissions of its affiliates but shall not be liable for the acts or omissions of any other agent except to the extent it fails to use reasonable care in the selection and monitoring of such agent. With respect to agents that are not State Street affiliates, State Street is only authorized to utilize the types of agents that are customarily retained by securities lending agents, such as pricing services, triparty custodians or collateral managers, and vendors providing loan transaction processing services and performance analytics.

5.    COLLATERAL SHORTFALL INDEMNITY. (a) Following a Default of a Borrower, State Street is authorized to liquidate all collateral delivered by such Borrower prior to that Default, whether non-cash collateral or investments purchased with any cash collateral delivered by the relevant Borrower. Subject to the limitation on its indemnification obligations set forth in Section 3.1, State Street shall use such liquidation proceeds to purchase replacement securities for all securities of the Lender remaining on loan with the relevant Borrower at the time of Default.

If State Street is unable to purchase all or a portion of the replacement securities, whether due to insufficient market availability or for any other reason, State Street shall notify the Lender and the Lender may direct State Street to credit cash to the account of the Lender with respect to each replacement security that has not yet been purchased by State Street in an amount equal to the market value of such security (including, in the case of a security that is a debt security, the accrued interest on such security) determined as of (i) the close of normal trading hours on the relevant market on which such security is traded on the date of the last successful mark to market of the collateral with the Borrower or (ii) the close of normal trading hours on the relevant market on which such security is traded on the next Business Day following the day referred to in (i) above, if higher.

(b) Subject to the limitation on its indemnification obligations set forth in Section 3.1, if the aggregate of the purchase price of any replacement securities and any cash payment(s) made pursuant to clause (a) above for any replacement securities that are unable to be purchased exceeds the value of the liquidation proceeds, State Street will use its own funds to cover such shortfall.

(c) In addition to making the purchases or cash credits required by clauses (a) and (b) above, State Street shall credit to the account of the Lender the value of all distributions on securities that the Borrower has failed to return or not otherwise previously credited to the account of the Lender, the record dates for which occur prior to the date on which purchases of replacement securities have been credited to the account of the Lender.

6.      REPRESENTATIONS AND WARRANTIES.

6.1.   Compliance with Laws. Each party hereto represents and warrants that (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby (including, but not limited to, the receipt of the types of collateral authorized herein) and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it; and (d) the execution, delivery and performance by it of this Agreement will at all times comply with all applicable laws and regulations. Each Lender further represents and warrants that it is either (x) a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended, or (y) an employee benefit plan that owns and invests on a discretionary basis not less than $25,000,000 in investments, and that, in either case, the Lender agrees to notify State Street immediately if such representation and warranty is no longer true.

6.2.   Investment Vehicle. The Lender represents and warrants on a continuing basis that it has determined that the investment vehicle set forth on Schedule C, taking into account any fees assessed, is now, and will continue to be, an appropriate investment vehicle for the investment of cash collateral received by it under this Agreement.

6.3.   Employee Retirement Income Security Act. Each Lender represents that it is not subject to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) with respect to this Agreement and the Available Securities, and it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended.

6.4.   EquiLend and DataLend. The Lender acknowledges that State Street makes its lending data available to EquiLend and DataLend for the purpose of participating in the performance information aggregation and reporting service offered by EquiLend and acknowledges receipt of the disclosure related to this provided on Exhibit B.

7.    ADVANCES AND LIEN.

7.1.    Cash Advances. State Street is authorized, but not obligated, by the Lender to advance cash on behalf of the Lender to satisfy its cash collateral return obligations to a Borrower. State Street also may elect to advance cash to the Lender for other purposes, including without limitation crediting loan fees and manufactured dividends in advance of actual receipt of such payment from a Borrower. The Lender shall reimburse State Street for the full value of any cash advance made by State Street upon written demand, including by e-mail.

7.2.   Security Interest. As security for the payment and performance by the Lender of its Obligations (defined below), the Lender hereby grants to State Street a continuing lien upon and a first priority security interest in all collateral delivered to it by Borrowers and all assets (including accounts and investments) and any proceeds thereof in which the Lender at any time has rights and which at any time is maintained with, or possessed or controlled in any capacity by, State Street or any person acting on behalf of State Street (collectively, the “Property”). If the Lender fails to pay or perform any or all of the Obligations as and when due, State Street shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts and other applicable law with respect to the Property. The provisions of this Section 7.2 shall not operate to limit any rights that State Street may have under contract or applicable law.

7.3.   Right to Debit or Set Off. State Street may at any time following a demand made in accordance with Section 7.1 charge or debit any account of the Lender maintained by or on behalf of State Street in any capacity (or set off any amounts otherwise payable or creditable to any such account), and may sell or otherwise liquidate investments made with cash collateral, to reimburse State Street for any credit, advance, overdraft or other indebtedness of the Lender to State Street incurred in connection with the operation of the securities lending program contemplated by the Agreement (collectively, the “Obligations”). The Lender acknowledges that whenever State Street exercises its rights under this Section 7.3, State Street is acting in a principal capacity on its own behalf and not on behalf of the Lender.

8.     NET INVESTMENT AND FEE INCOME. State Street shall credit Net Investment Income and Fee Income to the Lender, on a monthly basis, after making the following deductions therefrom on behalf of the Lender: (i) first, Rebate Fees due to any Borrower in accordance with the terms of each loan and the applicable Borrower Agreement, and (ii) then, the “fee split” due to State Street in the proportion set forth on Schedule B on any remaining Net Investment Income and Fee Income after payment of Rebate Fees.

In the event that for a given monthly period, the sum of Net Investment Income and Fee Income is less than the amount of the Rebate Fees due to Borrowers, State Street and the Lender shall be responsible for the shortfall in the same proportions as the “fee split.” The Lender shall be responsible for any and all other amounts due to Borrowers under the applicable Borrower Agreements. Any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Lender as described in this paragraph, and to the extent that such amount is less than the amount of such taxes, the Lender shall be responsible for any shortfall.

9.     OPT-IN TO UNITED STATES SPECIAL RESOLUTION REGIME. The Lender hereby acknowledges and agrees to the special resolution regime as set out in Section 3 of Exhibit A, as and to the extent required by the Federal Reserve Bank and the Federal Deposit Insurance Corporation.

10.    MISCELLANEOUS. Notices under this Agreement shall be in writing. A notice shall be sufficient if delivered to the receiving party at the relevant address (which shall include email) set out in Exhibit D. This Agreement shall not be modified, except by an instrument in writing signed by the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11.    CONTINUING AGREEMENT; TERMINATION; REMEDIES. This Agreement shall constitute a continuing agreement in every respect and shall apply to each and every loan. The Registrants and State Street may each at any time terminate this Agreement upon five (5) Business Days’ written notice to the other to that effect; provided, however, that, the provisions of this Agreement shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided.

12.    FORCE MAJEURE. Neither party shall be liable to the other for any losses caused by any failure or delay in the performance of such party’s obligations under this Agreement or those of any third party arising out of or caused directly or indirectly by circumstances beyond its control, including, without limitation: acts of God; earthquakes; fires; floods; wars; sabotage; epidemics; riots; interruptions, loss or malfunction of utilities, transportation, computer (hardware or software) or communication services; accidents; labor disputes; or acts of civil or military authority or governmental actions.

13.    GOVERNING LAW; JURISDICTION. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. Each Registrant hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court. Each Registrant agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.    DEFINITIONS. For the purposes hereof:

a)  “Business Day” means any day other than a Saturday or Sunday on which (a) commercial banks are open for transacting business in Boston, MA and New York, NY, and (b) New York Stock Exchange is open.

b)  “CSD” means a European Economic Area Central Securities Depository.

c)  “CSDR” means the Central Securities Depositories Regulation (Regulation (EU) No 909/2014) and the related regulatory technical standards on settlement discipline (Commission Delegated Regulation (EU) 2018/1229), as they may be modified from time to time.

d)  “CSDR Settlement Fail” refers to the case where settlement instructions have been entered into a CSD with respect to the Lender’s transactions under the Agreement but the relevant transaction (or transfer order) fails to settle on the intended settlement date.

e)  “CSDR Cash Penalty Credits” means any and all penalty payments pursuant to CSDR made by a CSD to State Street as the non-failing CSD participant party to a transaction with a CSD participant causing a CSDR Settlement Fail

f)  “CSDR Cash Penalty Debits” means any and all penalty payments pursuant to CSDR collected by a CSD from State Street, as the CSD participant causing a CSDR Settlement Fail, and due to the non-failing CSD participant counterparty.

g)  “Fee Income” means any fee income received from a Borrower, including without limitation, negative rebates paid by a Borrower in connection with loans, premiums in connection with non-cash collateral and fees in connection with fee for hold or other arrangements.

h)  “Net Investment Income” means income (including interest, dividends and realized net capital gains) distributed in respect of the investment of cash collateral, net of applicable fees, charges and expenses properly charged by the relevant investment vehicle in which such cash collateral is invested.

i)   “Rebate Fees” a fee paid to a Borrower in connection with the delivery by the Borrower of cash collateral.

j)   “Relevant Collateral” means (i) equity securities within the scope of SRD II and (ii) any other securities covered in a local law implementation of SRD II, in each case provided as collateral by a Borrower by way of transfer of full legal and beneficial title.

k)  “SRD II” means the European Union Shareholder Rights Directive (EU 2017/828).

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Agreement, effective as of the first date set forth above.

The Hartford Mutual Funds, Inc.,
on behalf of its respective Lenders on Schedule A
The Hartford Mutual Funds II, Inc.,
on behalf of its respective Lenders on Schedule A
Hartford Series Fund, Inc.,
on behalf of its respective Lenders on Schedule A
Lattice Strategies Trust,
on behalf of its respective Lenders on Schedule A
Hartford Funds Exchange-Traded Trust,
on behalf of its respective Lenders on Schedule A

By: /s/ Ankit Puri

Name: Ankit Puri

Title: Vice President & Treasurer

STATE STREET BANK AND TRUST COMPANY

By: /s/ David Kim

Name: David Kim

Title: Managing Director

SCHEDULE A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

List of Lenders

The Hartford Mutual Funds, Inc., organized and existing under the laws of the State of Maryland
1. The Hartford Balanced Income Fund
2. The Hartford Capital Appreciation Fund
3. Hartford Climate Opportunities Fund
4. Hartford Core Equity Fund
5. The Hartford Dividend and Growth Fund
6. Hartford Dynamic Bond Fund
7. Hartford Emerging Markets Equity Fund
8. The Hartford Emerging Markets Local Debt Fund
9. The Hartford Equity Income Fund
10. Hartford Global Impact Fund
11. The Hartford Healthcare Fund
12. The Hartford Inflation Plus Fund
13. Hartford International Equity Fund
14. The Hartford International Growth Fund
15. The Hartford International Opportunities Fund
16. The Hartford International Value Fund
17. Hartford Low Duration High Income Fund
18. The Hartford MidCap Fund
19. The Hartford MidCap Value Fund
20. Hartford Multi-Asset Income Fund
21. The Hartford Municipal Opportunities Fund
22. Hartford Municipal Short Duration Fund
23. Hartford Real Asset Fund
24. The Hartford Short Duration Fund
25. Hartford Small Cap Value Fund
26. The Hartford Small Company Fund
27. The Hartford Strategic Income Fund
28. Hartford Sustainable Municipal Bond Fund
29. The Hartford Total Return Bond Fund
30. The Hartford World Bond Fund

The Hartford Mutual Funds II, Inc., organized and existing under the laws of the State of Maryland
1. The Hartford Growth Opportunities Fund
2. The Hartford Small Cap Growth Fund
3. Hartford Schroders Core Fixed Income Fund (formerly, Hartford Schroders Sustainable Core Bond Fund)
4. Hartford Schroders Diversified Emerging Markets Fund
5. Hartford Schroders Diversified Growth Fund
6. Hartford Schroders Emerging Markets Equity Fund
7. Hartford Schroders Emerging Markets Multi-Sector Bond Fund
8. Hartford Schroders International Contrarian Value Fund

9. Hartford Schroders International Multi-Cap Value Fund
10. Hartford Schroders International Stock Fund
11. Hartford Schroders Sustainable International Core Fund
12. Hartford Schroders Tax-Aware Bond Fund
13. Hartford Schroders US MidCap Opportunities Fund
14. Hartford Schroders US Small Cap Opportunities Fund

Hartford Series Fund, Inc., organized and existing under the laws of the State of Maryland
1. Hartford Balanced HLS Fund
2. Hartford Capital Appreciation HLS Fund
3. Hartford Disciplined Equity HLS Fund
4. Hartford Dividend and Growth HLS Fund
5. Hartford Healthcare HLS Fund
6. Hartford International Opportunities HLS Fund
7. Hartford MidCap HLS Fund
8. Hartford Small Cap Growth HLS Fund
9. Hartford Small Company HLS Fund
10. Hartford Stock HLS Fund
11. Hartford Total Return Bond HLS Fund
12. Hartford Ultrashort Bond HLS Fund

Lattice Strategies Trust, organized and existing under the laws of the State of Delaware
1. Hartford Disciplined US Equity ETF
2. Hartford Longevity Economy ETF
3. Hartford Multifactor Developed Markets (ex-US) ETF
4. Hartford Multifactor Diversified International ETF
5. Hartford Multifactor Emerging Markets ETF
6. Hartford Multifactor Small Cap ETF
7. Hartford Multifactor International Small Company ETF
8. Hartford Multifactor US Equity ETF
9. Hartford US Quality Growth ETF
10. Hartford US Value ETF

Hartford Funds Exchange-Traded Trust, organized and existing under the laws of the State of Delaware
1. Hartford AAA CLO ETF (formerly, Hartford Short Duration ETF)
2. Hartford Core Bond ETF
3. Hartford Large Cap Growth ETF
4. Hartford Municipal Opportunities ETF
5. Hartford Schroders Tax-Aware Bond ETF
6. Hartford Total Return Bond ETF
7. Hartford Quality Value ETF
8. Hartford Strategic Income ETF (formerly, Hartford Sustainable Income ETF)

SCHEDULE B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

Fee Split

90% to the Lender

10% to State Street

SCHEDULE C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

Cash Collateral Investment

The Lender instructs State Street to invest cash collateral in the State Street Navigator Securities Lending Government Money Market Portfolio. Information about the various fees and expenses charged by the State Street Navigator Securities Lending Government Money Market Portfolio is disclosed in the confidential offering memorandum, shareholder reports and/or other portfolio documents. These fees and expenses may be changed from time to time by State Street upon prior written notice to the Lender. The State Street Navigator Securities Lending Government Money Market Portfolio distributes yield daily. The daily yield will be reinvested into the vehicle until redeemed monthly to make the payments contemplated by this Agreement.

The investment manager of the collective investment vehicle or separately managed account specified above may, to the extent consistent with the relevant investment guidelines and/or other offering documents, invest cash collateral (including any dividends, interest payments and other money received in respect of cash collateral as invested) in funds or investments with respect to which State Street and/or State Street affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

To the extent that there is a period of time when the cash collateral cannot be promptly invested pursuant to the direction of the Lender as set forth above, whether due to the timing of delivery of the cash collateral by Borrower, any delay between monthly redemptions from the vehicle above and monthly payments contemplated by this Agreement, or otherwise, such cash collateral may be held in a demand deposit account or similar account in the name of State Street or any State Street affiliate (which account may or may not bear interest).

SCHEDULE D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

Acceptable Collateral

-	Cash – United States Dollars;

-	Securities issued or guaranteed by the United States or its agencies or instrumentalities; and

-	Such other collateral as the Lender and State Street may agree to in writing from time to time

EXHIBIT A

This Exhibit is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

SPECIAL RESOLUTION REGIMES

Section 1 – Introduction

Following the financial crisis, many jurisdictions are implementing or have implemented special resolution regime laws and regulations that are intended to ensure that financial institutions are able to be resolved in an orderly manner if they become, or are perceived likely to become, insolvent (each, a “Special Resolution Regime”). These Special Resolution Regimes are intended to address the failure or potential failure of a financial institution without causing a significant impact on the broader financial markets.

These Special Resolution Regimes will differ from country to country, but in general covered financial institutions1 must ensure that all of their covered agreements (which include, without limitation, trading agreements governing foreign exchange, securities lending, and repurchase transactions, as well as triparty collateral agreements) comply with relevant rules (often, but not always, by the inclusion of express contractual terms2) limiting the ability of the trading counterparties of the covered financial institution to exercise certain rights, including, without limitation, the ability to:

●	exercise default rights under the covered agreement and any related guarantees or other credit enhancements, except to the extent otherwise permitted under the relevant Special Resolution Regime,

●	exercise cross-defaults and similar default rights, except to the extent otherwise permitted under the relevant Special Resolution Regime,

●

object to transfers of the covered agreement and related credit enhancements to third parties and “bridge” entities, to the same extent the trading counterparty would be prohibited from objecting to such transfers if it were directly subject to the Special Resolution Regime applicable to the covered financial institution, and

●

object to the exercise by the relevant authority of its bail-in power with respect to the obligations of the covered financial institution under the covered agreement, to the extent permitted under the Special Resolution Regime. The bail-in concept is the process by which claims against a covered financial institution may be reduced materially in nominal amount (potentially to zero) and/or be converted into, for example, shares (of potentially a reduced nominal amount).

These Special Resolution Regime rules are currently in effect with respect to covered financial institutions established in several jurisdictions globally including, in a phased approach, in the United States.

Section 2 – Counterparty Agreements

When asked to do so by a covered financial institution, State Street will agree to amend existing covered agreements that State Street executes as agent on your behalf, or enter into new covered agreements as agent on behalf of the Lender, to the extent necessary to satisfy the requirements of any existing or future Special

1 Specifically, those financial institutions domiciled within the relevant jurisdiction as well as, in certain cases, their affiliates.

2 For example, it should be noted that Special Resolution Regimes may apply automatically by force of law, without the need for express contractual amendment in some cases, depending on matters such as the governing law of the contract.

Resolution Regime applicable to that covered financial institution. State Street will in its discretion include the contractual terms in covered agreements through a bilateral agreement as described above or by adhering to industry standard protocols, including those adopted by International Swaps and Derivatives Association (ISDA) or other similar organizations.

The Special Resolution Regimes and any related protocols vary from jurisdiction to jurisdiction. You should refer to your own legal advisors for advice with respect to your determinations regarding the Special Resolution Regimes and any related protocols, as State Street is not acting as your legal advisor or fiduciary as to such determinations.

Section 3 – Definitions

In this section 3:

“Affiliate” has the meaning given in section 2(k) of the Bank Holding Company Act (12 U.S.C. 1841(k)) and section 225.2(a) of the Board of Governors of the Federal Reserve System’s Regulation Y (12 CFR 225.2(a)).

“Default Right” shall mean any:

(i)

right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii)

right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure.

“U.S. Special Resolution Regime” means the Federal Deposit Insurance Act (12 U.S.C. 1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5381–5394) and regulations promulgated thereunder.

In the event State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from State Street will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States.

In the event State Street or an Affiliate of State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Agreement that may be exercised against State Street are permitted to be exercised to no greater extent than the Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

EXHIBIT B

This Exhibit is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

EquiLend and DataLend

The Lender hereby authorizes State Street to utilize the electronic platform provided by EquiLend LLC (“EquiLend”) and to provide EquiLend with securities lending data, proposed or occurring on or off EquiLend (the “Data Aggregation Service”) in connection with its lending of securities on behalf of the Lender. To the extent the Lender is subject to ERISA, it provides such authorization in its capacity as authorizing fiduciary of the Trust and acknowledges that it has received a description of EquiLend and its securities lending platform and of the Data Aggregation Service, as well as a copy of Prohibited Transaction Exemption 2013-05 (the “EquiLend Exemption”) and any reasonably available information regarding the matter that the Lender may have reasonably requested. The Lender will not be charged any incremental fee for utilizing EquiLend. Rather any fees charged by EquiLend and the Data Aggregation Service will be paid by State Street. State Street Corporation is one of the equity owners of EquiLend, and therefore has a financial interest in the successful operation of EquiLend. The EquiLend Exemption enables State Street to utilize EquiLend for lending the securities of plans subject to ERISA, such as the Trust and to cause such plans to participate in the DataLend Data Aggregation Service. While State Street does not believe that its use of EquiLend or the Data Aggregation Service under its securities lending program gives rise to a prohibited transaction under ERISA, from a best-practices perspective, and to provide greater transparency and comfort to our securities lending clients, State Street intends to adhere to the requirements of the EquiLend Exemption as if it were required to be complied with. The Lender may at any time terminate the authorization to utilize EquiLend and/or to provide securities lending data under the Data Aggregation Service upon five Business Days’ written notice to State Street to that effect.

EXHIBIT C

This Exhibit is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

Minimum Spread Provisions

a.	Loans collateralized with cash collateral

At the initiation of each loan collateralized with cash collateral, the Total Spread must be equal to or greater than twenty-five (25) basis points (the “Minimum Total Spread Test”). For the avoidance of doubt, loans collateralized with cash collateral may have a Total Spread that is lower than twenty-five (25) basis points during the term of the loan so long as the Minimum Total Spread Test was satisfied at initiation of the loan. There will be no Minimum Total Spread Test applied to loans collateralized with non-cash collateral.

Definitions

“Government Portfolio” means the State Street Navigator Securities Lending Government Money Market Portfolio.

“Total Spread” means, the difference between the yield of the Government Portfolio as reported by such fund on the preceding day (or if no yield was reported on the preceding day, the last day a yield was reported), and the rebate rate. The Lender is aware that because the Minimum Total Spread Test is based off of the yield of the Government Portfolio on the preceding day there may be instances where there are more loans made or fewer loans made than would have otherwise been made in each case if the Minimum Total Spread Test was based off of the yield of the Government Portfolio on the day the loan is actually made.

b.	Loans collateralized with non-cash collateral

At the initiation of each loan collateralized with non-cash collateral, the Demand Spread must be equal to or greater than twenty-five (25) basis points (the “Minimum Demand Spread Test”). For the avoidance of doubt, a loan collateralized with non-cash collateral may have a Demand Spread that is lower than twenty-five (25) basis points during the term of the loan so long as the Minimum Demand Spread Test was satisfied at initiation of the loan. There will be no Minimum Demand Spread Test applied to loans collateralized with cash collateral.

Definitions

“Demand Spread” means the premium paid by Borrower in connection with the loan.

EXHIBIT D

This Exhibit is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

Notices

If to the Lender:

Hartford Funds

690 Lee Road

Wayne, PA 19087

Attn: Fund Treasurer

Email: ankit.puri@hartfordfunds.com

If to State Street:

State Street Bank and Trust Company

Securities Finance

One Congress Street

Boston, MA 02114

Attn: Legal Department

Fax: (617) 946-0046

Email: SFLegal@StateStreet.com

EXHIBIT E

This Exhibit is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of April 2025 among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Lattice Strategies Trust, and Hartford Funds Exchange-Traded Trust (each a “Registrant” and collectively, the “Registrants”), each organized and existing under the laws of the jurisdiction set forth on Schedule A, and each on behalf of each of its series as listed on Schedule A (each a “Lender” and collectively, the “Lenders”), and State Street Bank and Trust Company (“State Street”).

When you sell securities that are on loan, it is your obligation, or that of your investment manager, to provide State Street with timely notification of the sale, in accordance with the applicable custody cut-off times. When you sell a security that is on loan, State Street will either attempt to reallocate the loan to another agency lending client so that the security is returned to your account or will attempt to recall the loaned security from the borrower so that the security will be returned to your custody account to facilitate settlement of your sale transaction. If, however, your loaned securities are not returned in time to facilitate settlement of your sale transaction, there will be costs, fines and penalties associated with such failed settlement as discussed in more detail below.

There are a number of global regulatory regimes, including but not limited to Regulation SHO in the United States and the Central Securities Depositories Regulation in the European Union (CSDR) that may now or in the future require your executing broker to execute a buy-in or result in a regulator or depository assessing fines if sold securities are not available for timely settlement. A “buy-in” is a purchase of unavailable securities by your executing broker on your behalf. Bought in securities settle into your custody account and the securities are purchased at your expense. In some markets, your executing broker will be required to buy-in the securities if they are not available for settlement within the timeframe required by local market regulation and you may also incur regulatory fines and/or cash penalties imposed by regulation in certain markets. Assuming you have provided State Street timely notification of the sale, State Street will be able to pass on all or a portion of buy-in costs, fines and penalties to a borrower if it does not return securities by the contractually required return time. Those costs, fines and penalties that cannot be passed on to a borrower, except as otherwise provided in the Agreement with respect to CSDR charges, remain your responsibility.

Please note that authorizing the partial settlement of sales reduces the potential liability for buy-in costs, fines and penalties. For example, in certain circumstances you, or your investment manager acting on your behalf, may sell a block of securities, some of which are in your custody account and available for settlement, and some of which are on loan. If securities on loan are not returned by the borrower in a timely manner, the executing broker may buy-in the full amount of the sold position rather than partially settling the sale transaction and buying in only that portion of the securities that were not returned. If this occurs, the executing broker will have bought in extra securities and you will incur buy-in costs and cash penalties with respect to the entire position, only a portion of which may be passed onto the borrower that was late to return (i.e. only the buy-in costs and penalties attributable to the securities that were on loan to that borrower can be passed on and not the additional buy-in costs and penalties attributable to the securities that were not on loan to such borrower). If State Street anticipates that your block sale transaction will fail as a result of a portion of the sold position remaining on loan past settlement date, then State Street may, but shall not be obligated to, request that your executing broker partially settle the sale transaction so as to minimize buy-ins and related costs and penalties. You hereby consent to State Street so instructing your executing broker(s) and to the partial settlements.

If a partial settlement does not occur and you are bought in on the full amount of your sold position then, as an accommodation, State Street may, in its sole discretion, reimburse you for the excess portion of the buy-in costs and facilitate the removal of the excess securities from your custody account. Granting such an individual accommodation in no way obligates State Street to make similar accommodations in the future. If, in its sole discretion, it makes such an accommodation, State Street will remove the excess securities from your custody account and sell them. State Street will then apply sale proceeds to reimburse itself for the cost of any buy-in costs or penalties paid by State Street, if any. Any remaining sale proceeds will be transferred to your custody account.